Exhibit 10.8
AMENDMENT NO. 3 TO DISTRIBUTION AGREEMENT BETWEEN
CARDICA, INC. AND CENTURY MEDICAL, INC. (“DISTRIBUTOR”)
In accordance with Paragraph 14.11 of the Distribution Agreement between Cardica (“Company”) and Distributor dated June 16, 2003, in consideration of the ongoing responsibilities of both Company and Distributor under the Distribution Agreement, Company and Distributor agree as follows:
A.	Amendment to Section 4.1(ix). Section 4.1(ix) of the Distribution Agreement is hereby deleted in its entirety and replaced with the following provision:
“4.1 (ix)(a) Distributor shall translate into the local languages of the Territory, at its own expense, any promotional materials, advertising or marketing information (“Marketing Materials”) supplied at the discretion of Company which Distributor determines may be useful in the marketing of Products. Distributor shall translate the Marketing Materials as is, and shall not make claims regarding the use of the Products that are not present in the English language materials. Distributor will forward to Company a copy of all translated Marketing Materials. Any revision to such translated Marketing Materials must be sent to Company within 30 days of its release.
4.1(ix)(b) Distributor shall translate labeling, including instructions for use, for the Products into the official languages of the territory. Distributor will provide Company such translated labeling within 5 days after such translation is complete, and before distributing Products bearing such labeling. Distributor shall not distribute Products bearing translated labeling before receiving approval from Company, which shall not be unreasonably withheld. Based upon the fact that Company and Distributor have been necessarily and adequately communicated regarding translations and amendments of instructions for use for the Products, both Company and Distributor hereby recognize that current translation of instructions for use for the Products under use by the Distributor in Japan is considered approved one by the Company.
4.1(ix)(c) Exemption of the Company approval in 4.1(ix)(b).
With regard to the translation of instructions for use for the Products, Distributor shall amend the instructions for use as necessary in accordance with the Japanese Pharmaceutical Affairs Law and its related ordinances or guidance issued by the MHLW. Distributor shall also amend the translation as necessary whenever requested by the MHLW or PMDA. In addition, Distributor can amend the translation as a mean of preventive actions for adverse events or device malfunctions. In any major amendments (except minor amendments) in the above cases, Distributor will provide Company such translated instructions for use, for review by Company.

B. Amendment to Section 5.1(vii). The following provision is added to Section 5.1(vii):
“(e) Company shall review labeling translated by Distributor under Section 4.1(ix)(b) and (c), including instructions for use, within 10 days of receipt.”

Cardica, Inc.:

By:	/s/ Chris W. Holscher	Date:	January 24, 2008

Century Medical, Inc.:

By:	/s/ Toshio Konishi	Date:	January 25, 2008

2